Exhibit 99.2

Deutsche Bank

Q4 and FY 2018 results

1 February 2019

Executing on our strategic plan

- Achieved first full-year net profit since 2014 with increased pre-tax profit
- Delivered on adjusted cost and headcount targets for 2018 while further strengthening controls
- Executed on strategy. Lowered costs by more than revenues declined (positive operating leverage)
- Revenues impacted by transformation, market environment and Deutsche Bank-specific newsflow
- Redeploying resources and investing in areas of core strength to drive growth

First full-year profit since 2014

Profit (loss) before tax[1] (€ bn)



1.3
1.2
(0.8)
(6.1)
2015
2016
2017
2018

Net income[2] (€ bn)



0.3
(0.8)
(1.4)
(6.8)
2015
2016
2017
2018

Post-tax return on tangible equity



0.5%
(1.4)%
(2.7)%
(12.3)%
2015
2016
2017
2018

Note: Throughout this presentation totals may not sum due to rounding differences
(1) Income (loss) before income taxes (IBIT) under IFRS
(2) Net income attributable to DB shareholders and additional equity components

Delivered on targets in 2018

	2018 target	2018	
Adjusted costs(1)	€ 23bn	€ 22.8bn	✓
Employees(2)	<93k	91.7k	✓
CET1 capital ratio	>13%	13.6%	✓

(1) Throughout this presentation adjusted costs are defined as total noninterest expenses excluding impairment of goodwill and other intangible assets, litigation, and restructuring and severance. Noninterest expenses were € 23.4bn for 2018 and € 5.6bn for Q4 2018

(2) Internal full-time equivalents

Reached important strategic milestones

Key strategic achievements in 2018

Corporate & Investment Bank – Reshaped around core strengths	— Refocused client perimeter — Reduced leverage exposure mainly in Equities and US rates — Measured and deliberate cost reductions	✓
Private & Commercial Bank – Market leadership	— German legal entity merger completed including waiver approval — Finalized business model adjustments with integration of Sal. Oppenheim and partial sale of Poland retail — Further optimized branch network	✓
Asset Management – Renewed focus	— Enhanced independent identity post IPO — Tightened cost discipline in difficult market environment — Formed strategic alliances / partnerships with Nippon Life, Tikehau and Generali	✓
Control environment – Sustained investment	— Good progress on regulatory roadmap — Further strengthened anti-financial crime capabilities — Found no evidence to date of short comings in relation to recent matters	✓

Maintained strong balance sheet

	As of 31 Dec 2018	Comment
Common Equity Tier 1 capital ratio	13.6%	Above >13% target
Loss-absorbing capacity	€ 118bn	Excess above MREL requirement: € 21bn[1]
Provision for credit losses as a % of loans[2]	13bps	Reflects strong underwriting standards and low risk portfolios
Average Value-at-Risk[2]	€ 27m	Tightly controlled market risk
Loans as a % of deposits	77%	High quality loan portfolio against stable deposits
Liquidity coverage ratio	140%	Excess above LCR requirement of 100%: € 66bn

(1) 2018 requirement for Minimum Requirement for Eligible Liabilities (MREL) set at 9.14% of Total Liabilities and Own Funds of €1,058bn
(2) Refers to full-year 2018

Accelerated cost reductions

€ bn, adjusted costs



24.7
(0.8)
23.9
(1.1)
22.8
(1.0)
21.8
— Lower compensation costs from 2018 headcount actions
— Disposals
— Non-compensation reductions, e.g. vendor rationalization
— Targeted headcount reductions
— German retail merger synergies
— Further non-compensation savings and efficiency gains
2016
2017
2018
FY 2019 impact from 2018 actions
Additional cost savings
2019 target

Increasing balance sheet productivity
€ bn

Deploy liquidity reserves



(7)%
280
259
Q4 2017
Q4 2018

Reduced excess liquidity reserve, with continued optimization targeted in 2019

Optimize liquidity composition



Highly liquid securities(1)
Cash and cash equivalents
280
58
222
31%
(17)%
259
76
184
Q4 2017
Q4 2018

Shift in overall mix from cash to securities, with further redeployment planned for 2019

Grow loans[2]



5%
381(3)
402
Q4 2017
Q4 2018

Grew loans by € 21bn in 2018, with continued momentum expected in 2019

(1) Includes government, government guaranteed, and agency securities as well as other central bank eligible securities
(2) Loan amounts are gross of allowances for loan losses and exclude loans associated with PCB's exited businesses (€10bn for Dec 31 2017; €2bn for Dec 31 2018)
(3) IFRS 9 pro-forma; loans under IAS 39 amount to € 406bn as of Dec 31 2017, net IFRS 9 reclassification impact on loan book amounts to € (15)bn

Investing in targeted growth areas

Investing in areas of core strengths

Corporate & Investment Bank	— Continue to grow revenues in Global Transaction Banking and FX to bolster our core franchise — Targeted hiring in fixed income and debt origination — Integrating capital markets sales forces to grow wallet with core clients
Private & Commercial Bank	— Continue to grow loans and deposits focused on consumer finance and 'Mittelstand' — Grow net new assets, continue relationship manager hiring in Wealth Management core markets and leverage pricing opportunities — Accelerate digital growth in consumer and investment products (incl. YUNAR)
Asset Management	— Leverage partnerships and alliances to drive additional revenue growth — Launch new products focused on Active, Alternatives and responsible investing — Target growth in Americas and Asia. Improve digital experience to clients

Path towards improving returns to shareholders

Post-tax return on tangible equity, in %



Includes:
— Adjusted cost reductions (€ 1bn)
— Balance sheet and liquidity optimization (>€ 300m)
— Growth in stable businesses (including YoY loan growth in 2018 of 5%)
— Tax rate normalization (to ~35%)
0,5%
~ 2.5%
>1%
>4%
Includes:
— Assumes greater client activity and constructive market environment
— Market share recovery
— Offset by potential increases in credit loss provisions and non-operating items
2018 RoTE
More controllable
Market/event sensitive
2019 RoTE target

Continue to focus on our near-term targets

	2018	2019
Post-tax return on tangible equity		>4%
Adjusted costs	€ 23bn ✓	Updated € 21.8bn
Employees[1]	<93,000 ✓	<90,000
Common Equity Tier 1 capital ratio	>13% ✓	>13%

(1) Internal full-time equivalents, end of period

Q4 and FY 2018 Group financial highlights

€ m, unless stated otherwise

		Q4 2018	Higher / (lower) in % vs. Q4 2017	FY 2018	Higher / (lower) in % vs. FY2017
Revenues	Revenues	5,575	(2)	25,316	(4)
	of which: Specific items[1]	199	157	691	n.m.
Costs	Noninterest expenses	5,642	(19)	23,461	(5)
	of which: Adjusted costs	5,422	(15)	22,810	(5)
	Cost/income ratio (in %)	101	(21) ppt	93	(1) ppt
Profitability	Profit before tax	(319)	(77)	1,330	8
	Net income[2]	(425)	(82)	267	n.m.
	Post-tax RoTE (in %)	(3.1)	14.0 ppt	0.5	1.9 ppt
Per share metrics	Diluted earnings per share (in €)	(0.20)	(83)	(0.01)	(98)
	Tangible book value per share (in €)	25.71	(1)	25.71	(1)
Risk and Capital	Provision for credit losses	252	95	525	(0)
	CET1 ratio (in %, fully loaded)	13.6	(48) bps	13.6	(48) bps
	Leverage ratio (in %, fully loaded)	4.1	30 bps	4.1	30 bps

(1) Specific items defined on slides 29 and 30
(2) Net income attributable to Deutsche Bank shareholders and additional equity components

Adjusted costs[1]

€ m, FX adjusted[2]



(3)% / (803)
23,612
(354)
46
(192)
(303)
22,810
FY 2017 ex FX
Compensation and benefits(3)
IT costs
Professional Service Fees
Other
FY 2018



(16)% / (1,023)
6,445
(541)
(53)
(117)
(312)
5,422
Q4 2017 ex FX
Compensation and benefits(3)
IT costs
Professional Service Fees
Other
Q4 2018

FY 2018 YoY comments

- 2018 adjusted costs below € 23bn target
- Compensation and benefits: lower salary expenses reflecting headcount reductions and lower variable compensation
- IT costs: higher software amortization and continued investments in key priorities
- Continued management of non-compensation costs with reductions across major categories, except bank levies (€ 0.1bn higher) and IT

(1) Total noninterest expenses were: Q4 2017: € 6,986m; Q4 2017 ex FX: € 7,028m; FY 2017: € 24,695m; FY 2017 FX: € 24,425m; Q4 2018 € 5,642m; FY 2018: € 23,461m
(2) Adjusted costs without exclusion of FX effects were Q4 2017: € 6,401m; FY 2017: € 23,891m
(3) Does not include severance of Q4 2017: € 31m; Q4 2017 ex FX: € 32m, FY 2017: € 123m; FY 2017 ex FX: € 120m; Q4 2018: € 79m; FY 2018: € 203m

Employees

'000s, full-time equivalents[1]



97.5
(3.1)
(2.5)
(0.2)
(0.0)
91.7
Total reduction of ~6,000
31 Dec 2017
Corporate & Investment Bank
Private & Commercial Bank
Asset Management
Corporate & Other
31 Dec 2018

- Met 2018 year-end headcount target of <93,000 employees
- Reduction of ~1,900 from disposals primarily related to retail business in Poland (~1,400) and Trust Services in Global Transaction Banking (~300)
- Excluding disposals, reduced employees by ~4,000 in 2018 including:
  - CIB reductions reflecting the impact of business re-shaping
  - Branch footprint reduction, particularly in Germany
- In addition, executed on a significant reduction of external workforce

(1) Reflects front office employees and related infrastructure employees on an allocated basis

Key control functions

€ bn, unless stated otherwise

Adjusted costs



0.7
0.9
1.0
Non-Financial Risk Management
Group Audit
Compliance
CIB Know-Your-Client
Anti-Financial Crime
2016
2017
2018

Employees (in 000's)[1]



4.0
5.2
5.7
Non-Financial Risk Management
Group Audit
Compliance
CIB Know-Your-Client
Anti-Financial Crime
2016
2017
2018

Investments:

- ~20% compound growth from 2016-18 in adjusted costs in key control functions (~30% compound growth in AFC and KYC functions)
- ~€ 700m total investment in upgrading our Cyber Security, AFC and Compliance technology over the last 3 years

Improved technology:

- Focused on modernising data architecture, detective and preventative controls
- Adopting cutting edge surveillance tools to monitor business conduct
- Expanding scope and investigative capacity of anti-money laundering transaction monitoring

Automated processes:

- Significantly increasing scope and frequency of client record screening for financial crime risks
- Strengthened workflows, tools and data / document sourcing for CIB KYC

Reduced non-financial risks:

- Significantly reduced client and correspondent banking relationships, especially in high risk countries

Note: AFC: Anti-Financial Crime, KYC: Know-Your-Client
(1) Internal full-time equivalents, end of period

Litigation update

€ bn, unless stated otherwise

Litigation provisions[1]



5,5
7,6
2,0
1,2
31 Dec 2015
31 Dec 2016
31 Dec 2017
31 Dec 2018

Contingent liabilities[1,2]



2,4
2,3
2,7
2,7
31 Dec 2015
31 Dec 2016
31 Dec 2017
31 Dec 2018

- Deutsche Bank has now partly or wholly resolved 19 of the 20 most significant matters as measured by financial risk at the beginning of 2016
- The bank made further progress on litigation matters in Q4 2018 including:
  - US RMBS Trustee Litigation
  - Monte dei Paschi di Siena Foundation Litigation
  - F/X-Axiom Litigation
- Provisions include approximately € 0.1bn related to settlements already achieved or agreed in principle
- Management believes the bank is appropriately reserved for all matters
- Contingent liabilities increased in Q4 2018 compared to Q3 2018 reflecting a series of smaller matters and with no adjustments deemed necessary in relation to recent matters

Note: Figures reflect current status of individual matters and are subject to potential further developments
(1) Includes civil litigation and regulatory enforcement matters
(2) Includes possible obligations where an estimate can be made and outflow is more than remote but less than probable for significant matters

Provisions for credit losses

€ bn, unless stated otherwise



Provision for credit losses (% of loans)(1)
Corporate & Investment Bank (CIB)
Private & Commercial Bank (PCB)
22bps
1.0
0.4
0.5
2015
33bps
1.4
0.8
0.4
2016
13bps
0.5
0.2
0.3
2017
13bps
0.5
0.1
0.4
2018

Quarterly provisions for credit losses, € m



Stage 1 + 2
Stage 3
88
53
35
Q1 2018
95
102
(7)
Q2 2018
90
16
74
Q3 2018
252
116
136
Q4 2018

- Continued low level of provisions for credit losses (2018: 13bps as a % of loans) highlights our strong underwriting standards, the low risk nature of our portfolios and the benign operating environment
- Provisions increased in Q4 2018, mainly due to higher Stage 1 & 2 provisions. This was due to a combination of:
  - A weakening macro-economic outlook, which had an impact due to the forward looking information element of IFRS 9
  - A one-off adjustment to the calculation methodology on certain loans on which we hold insurance protection
  - Model recalibrations, which had a positive impact in earlier quarters
- We also saw an uptick from the abnormally low levels of Stage 3 provisions seen in the first nine months
- Leveraged lending reported negligible provisions for credit losses in the full-year 2018 and zero in Q4 2018

Note: Provisions for credit losses in Corporate & Other, Asset Management and Non-Core Operations Unit are not shown in the full year numbers but are included in the DB Group totals. Periods 2015 – 2017 based on IAS 39 accounting standard, 2018 based on IFRS 9

(1) Provision for credit losses as % of loans at amortized cost

Capital ratios

CRD4, fully loaded, € bn except movements (in basis points)

CET1 ratio



14.0%
(29)
(2)
(11)
13.6%
30 Sep 2018
RWA change
FX Effect
Capital change
31 Dec 2018

	30 Sep 2018	RWA change	FX Effect	Capital change	31 Dec 2018
CET1 Capital	**47.8**		0.1	(0.4)	**47.5**
RWA	**342**	7	1		**350**

Leverage ratio



4.0%
13
(2)
(3)
4.1%
30 Sep 2018
Leverage Exposure change
FX Effect
Capital change
31 Dec 2018

	30 Sep 2018	Leverage Exposure change	FX Effect	Capital change	31 Dec 2018
Tier 1 Capital	**52.4**		0.1	(0.4)	**52.1**
Leverage Exposure	**1,305**	(42)	10		**1,273**

(1) EBA Q&A ID 2017_3426 published January 18, 2019

- Higher risk-weighted assets (RWA) driven by:
  - Market Risk RWA of € 7bn in CIB, as a result of higher VaR and Stressed VaR and a temporary increase in the Incremental Risk Charge
  - Credit Risk RWA of € 3bn, excluding the partial sale of Polish retail business, mainly in CIB, driven by business growth in Fixed Income and Corporate Finance
- Higher CET1 deductions mainly due to:
  - Refinements made to the measurement of our prudent valuation adjustments € (0.2)bn
  - New European Banking Authority Q&A[(1)] on the ability to offset prudent valuation adjustments against expected loss shortfalls € (0.2)bn

- Leverage ratio slightly up in the quarter:
  - € (22)bn seasonally lower pending settlement balances
  - € (14)bn decrease in cash and deposits with banks reflecting lower client deposits at year-end and net loan growth
  - Partial sale of Polish retail business reduced leverage exposure by € (5)bn
- FY 2018 Leverage ratio improved by 30bps driven by € (148)bn leverage exposure reduction as we execute our strategic plans, partly offset by € 26bn FX impact

Balance sheet data

Net balance sheet assets[1] after netting, in € bn, as of 31 December 2018

1,010

€ bn	Category	Details
259	Liquidity Reserve (26%)	— € 184bn in cash and equivalents, of which ~€ 100bn is with the ECB — € 76bn in highly liquid securities
296	Trading and Related Assets[2] (29%)	— Trading and related assets are held at fair value, with the exception of brokerage receivables. These are mostly highly liquid, are used to support client activity and include: — € 81bn of reverse repos & securities borrowed, mostly high quality, fully collateralized and short dated — € 31bn of short dated brokerage receivables mostly to Investment Grade counterparties — € 29bn of derivative receivables after applying netting
405	Loans[3] (40%)	— Well diversified, high quality portfolio (5-year average ~20bps of provisions as a % of loans) — ~2/3rds in Private & Commercial bank, of which ~50% German mortgages with low loan-to-value ratios — ~1/3rd in Corporate & Investment bank, of which ~50% in the Global Transaction Bank — Leveraged finance and non-strategic portfolios in CIB both less than 1% of loans — Loan to deposit ratio of 77%[5]
50	Other[4]	

(1) Net balance sheet of € 1,010bn includes adjustments to the IFRS balance sheet (€ 1,348bn) to reflect funding requirements after recognizing (i) legal netting agreements of € 254bn, (ii) cash collateral of € 41bn received and € 27bn paid, and (iii) offsetting pending settlement balances of € 18bn
(2) Trading and related assets include derivatives, reverse repos, securities borrowed, debt and equity securities, brokerage receivables and loans measured at fair value
(3) Loan at amortized cost, gross of allowances
(4) Other assets include goodwill and other intangible assets, property and equipment, tax assets, cash and equivalents which are not part of liquidity reserve and other receivables
(5) Based on € 405bn loans at amortized cost gross of allowances plus € 29bn loans measured at fair value

Segment results

Corporate & Investment Bank (CIB)

€ m, unless stated otherwise

		Q4 2018	Higher / (lower) in % vs. Q4 2017	FY 2018	Higher / (lower) in % vs. FY 2017
Revenues	Revenues	2,597	(5)	13,046	(8)
	of which: Specific items[1]	123	n.m.	323	n.m.
Costs	Noninterest expenses	2,789	(19)	12,372	(4)
	of which: Adjusted costs	2,735	(19)	11,976	(6)
	Cost/income ratio (in %)	107	(18) ppt	95	4 ppt
Profitability	Profit before tax	(303)	(57)	530	(52)
	Post-tax RoTE (in %)[2]	(2.2)	2.3 ppt	0.9	(0.8) ppt
Balance sheet (€ bn)	Loans[3]	135	8[4]	135	8[4]
	Leverage exposure	893	(13)	893	(13)
Risk	Risk-weighted assets (in € bn)	236	2	236	2
	Provision for credit losses	110	n.m.	120	(44)
	Average Value at Risk	30	19	27	(8)

FY 2018 YoY comments

- Strategic repositioning completed
- Achieved adjusted cost, headcount and leverage exposure reduction targets
- Positive operating leverage[5] in Q4
- Q4 2018 revenues impacted by lower Sales and Trading (Fixed Income) and lower Debt Capital Markets revenues, reflecting challenging market conditions and DB specific newsflow
- Reduced leverage exposure by € 137bn in 2018, principally reflecting strategic decisions in Equities and US Rates
- € 11bn loan growth[4] in 2018 driven by FIC and GTB, reflecting reinvestment into businesses to support future revenue growth

(1) Specific items defined on slides 29 and 30
(2) Post-tax return on tangible shareholders' equity based on allocation of tangible shareholders' equity of € 39.9bn for Q4 2018 / € 40.3bn for FY 2018 (prior year period € 42.5bn for Q4 2017 / € 41.2bn for FY 2017), applying a 28% tax rate for 2018 and 33% tax rate for 2017
(3) Loan amounts are gross of allowances for loan losses
(4) Based on IFRS 9 pro-forma loans of € 124bn as of Dec 31 2017
(5) Operating leverage defined as rate of growth of revenues versus rate of growth of noninterest expenses

Q4 2018 CIB business unit performance

€ m, revenues

X% Excluding specific items[1]

Business unit	Revenues	Change YoY	Change YoY excluding specific items
Global Transaction Banking	996	5%	5%
Origination & Advisory	411	(23)%	(23)%
Sales & Trading (Fixed Income)	786	(23)%	(29)%
Sales & Trading (Equity)	379	(1)%	(1)%
Other	25	n.m.	(69)%
Corporate & Investment Bank	2,597	(5)%	(10)%

Q4 2018 YoY revenue drivers

Global Transaction Banking:

— Higher revenues in all businesses driven by higher net interest income and transaction growth

Origination & Advisory:

— Higher Equity Origination and Advisory revenues on higher deal flow; Debt Origination significantly lower reflecting lower market activity

Sales & Trading (Fixed Income):

— Significantly lower revenues in Credit and Rates, due to challenging market conditions, partly offset by higher revenues in EM and FX

Sales & Trading (Equity):

— Essentially flat as significantly higher Derivatives revenues offset by lower Cash and Prime

(1) Specific items defined on slide 29

Private & Commercial Bank (PCB)

€ m, unless stated otherwise

		Q4 2018	Higher / (lower) in % vs. Q4 2017	FY 2018	Higher / (lower) in % vs. FY 2017
Revenues	Revenues	2,458	6	10,158	(0)
	of which: Specific items[1]	75	77	368	(8)
	of which: Exited businesses[2]	31	n.m.	170	42
Costs	Noninterest expenses	2,292	(20)	8,923	(5)
	of which: Adjusted costs	2,191	(9)	8,853	(1)
	Cost/income ratio (in %)	93	(30) ppt	88	(5) ppt
Profitability	Profit before tax	23	n.m.	829	78
	of which: Exited businesses[2]	(37)	(78)	(127)	(3)
	Post-tax RoTE (in %)[3]	0.5	14.2 ppt	4.8	2.4 ppt
Business volume (€ bn)	Loans[4]	269	1[5]	269	1[5]
	Deposits	334	3	334	3
	Assets under Management[6]	474	(6)	474	(6)
Risk	Risk-weighted assets (in € bn)	88	0	88	0
	Provision for credit losses	144	17	406	30

FY 2018 YoY comments

- PCB generated a ~5% RoTE
- Revenues essentially flat, as growth in loans largely offset ongoing interest rate headwinds; Q4 2017 impacted by € (157)m loss from disposal in Poland
- Adjusted costs declined despite ~€ 220m of incremental investment spend
- Noninterest expenses declined on lower restructuring and the benefits from reorganization measures
- Excluding Exited businesses[2], net new loans grew by € 10bn and deposits grew by € 12bn
- 2018 provisions for credit losses at 15bps of loans reflecting strong underwriting standards

(1) Specific items defined on slides 29 and 30
(2) Includes results related to operations in Poland and Portugal; calculation of loan and deposit growth in PCB's ongoing business adjusted for Poland and Portugal volumes; PCB's loan growth was € 3bn in 2018 on an IFRS 9-comparable basis
(3) Post-tax return on tangible shareholders' equity based on allocation of tangible shareholders' equity of € 12.8bn for Q4 2018 / € 12.4bn for FY 2018 (prior year period € 12.8bn for Q4 2017 / € 12.9bn for FY 2017), applying a 28% tax rate for 2018 and 33% tax rate for 2017
(4) Loan amounts are gross of allowances for loan losses
(5) Based on IFRS 9 pro-forma loans of € 266bn as of Dec 31 2017
(6) Includes deposits if they serve investment purposes. Please refer to slide 45

Q4 2018 PCB business unit performance

€ m, revenues

X% Excluding specific items[1]

	Revenues	Change YoY	Change YoY (excluding specific items)
Private and Commercial Business (Germany)	1,645	2%	2%
Private and Commercial Business (International)[2]	349	5%	5%
Wealth Management (Global)	433	(4)%	(13)%
Ongoing businesses	2,427	1%	(0)%
Exited businesses[3]	31	n.m.	n.m.
Private & Commercial Bank	2,458	6%	5%

Q4 2018 YoY revenue drivers

Private and Commercial Business (Germany):

— Growth in mortgage and consumer finance loans as well as smaller asset sale transactions more than offset the ongoing negative impact from deposit margin compression

Private and Commercial Business (International):

— Revenues slightly higher driven by growth in the loan businesses, especially in consumer loans in Italy

Wealth Management (Global):

— Higher revenues in Asia Pacific more than offset by significantly lower revenues in EMEA and Germany

— Gain from a property sale in Sal. Oppenheim

(1) Specific items defined on slide 29
(2) Includes operations in Belgium, India, Italy and Spain
(3) Includes revenues related to operations in Poland and Portugal

Asset Management (AM)

€ m, unless stated otherwise

		Q4 2018	Higher / (lower) in % vs. Q4 2017	FY 2018	Higher / (lower) in % vs. FY 2017
Revenues	Revenues	514	(17)	2,186	(14)
Costs	Noninterest expenses	427	(16)	1,735	(4)
	of which: Adjusted costs	384	(22)	1,657	(7)
	Cost/income ratio (in %)	83	1 ppt	79	8 ppt
Profitability	Profit before tax	59	(48)	367	(50)
	Post-tax RoTE (in %)(1)	9.7	(20.1) ppt	17.8	(38.5) ppt
	Mgmt fee margin (in bps)(2)	30.3	(0.4) bps	30.6	(0.9) bps
AuM (€ bn)	Assets under Management	664	(5)	664	(5)
	Net flows	(7)	n.m.	(23)	n.m.

FY 2018 YoY comments

- Revenues were impacted by negative net flows, lower performance fees and the negative impact of sold and discontinued businesses
- Reduced costs despite additional higher spend for the introduction of MiFID 2 introduction and the IPO of DWS
- DWS Management fee margin maintained in line with target of ≥30bps or above
- 2018 net flows impacted by US tax reform, low margin insurance outflows and weak demand for European retail funds. Strong inflows in Passive

(1) Post-tax return on tangible shareholders' equity based on allocation of tangible shareholders' equity of € 1.8bn for Q4 2018 / € 1.5bn for FY 2018 (prior year period € 1.0bn for Q4 2017 / € 0.9bn for FY 2017), applying a 28% tax rate for 2018 and 33% tax rate for 2017

(2) DWS disclosed margin. AM reported management margin of 30.3 bps for Q4 2018/ 30.7 bps for FY 2018, annualised management fees divided by average Assets under Management

Corporate & Other (C&O)

€ m, unless stated otherwise

Profit before tax



(163)
(13)
(97)
(40)%
(1,066)
(396)
(63)%
Q4 2017
Q3 2018
Q4 2018
FY 2017
FY 2018

	Q4 2018	Higher / (lower) vs. Q4 2017	FY 2018	Higher / (lower) vs. FY 2017
Profit before tax	(97)	66	(396)	670
Funding & liquidity	(68)	(71)	(97)	17
Valuation & Timing differences[1]	98	46	111	62
Shareholder expenses	(107)	(15)	(422)	(51)
Litigation	(1)	73	(50)	62
CTA realization /loss on sale	0	0	0	164
Noncontrolling interest[2]	27	37	109	93
Other	(47)	(4)	(47)	322

(1) Valuation and Timing (V&T) reflects the mismatch in revenue from instruments accounted on an accrual basis under IFRS that are economically hedged with derivatives that are accounted for on a mark-to-market basis. In addition, in 2017 it included own credit risk related valuation effects of the group's own debt measured at fair value. With the introduction of IFRS 9 in 2018 the own credit risk component is now recorded in Other Comprehensive Income (OCI)

(2) Reversal of noncontrolling interests reported in operating business segments (mainly AM)

2019 Outlook

Focus on improving return on tangible equity to >4%

Continue to manage balance sheet conservatively and improve its productivity

Updated adjusted costs target to € 21.8bn in 2019

Provisions for credit losses expected to remain very manageable

Estimated tax rate of ~35%

Appendix

Specific items – Q4 2018
€ m

		Q4 2018					Q4 2017	Q3 2018
		CIB	PCB	AM	C&O	Group	Group	Group
Revenues	Revenues	2,597	2,458	514	6	5,575	5,710	6,175
	DVA (CIB)	67	-	-	-	67	(19)	(58)
	Change in valuation of an investment (CIB)	56	-	-	-	56	-	-
	Sal. Oppenheim workout (PCB)	-	35	-	-	35	43	42
	Gain from property sale in WM / Sal. Oppenheim (PCB)	-	40	-	-	40	-	-
	Own credit spreads (C&O)[1]	-	-	-	-	-	54	-
	Revenues excl. specific items	2,474	2,382	514	6	5,376	5,632	6,191
Noninterest expenses	Noninterest expenses	2,789	2,292	427	133	5,642	6,986	5,578
	Restructuring and severance	55	77	27	21	181	440	103
	Litigation provisions / (releases)	(1)	23	16	1	39	131	14
	Impairments	-	-	-	-	-	15	-
	Adjusted costs	2,735	2,191	384	111	5,422	6,401	5,462

(1) Q4 2017 included own credit risk related valuation effects of the group's own debt measured at fair value while with the introduction of IFRS 9 in 2018 the own credit risk component is recorded in Other Comprehensive Income (OCI)

Specific items – FY 2018

€ m

		FY 2018					FY 2017
		CIB	PCB	AM	C&O	Group	Group
Revenues	Revenues	13,046	10,158	2,186	(73)	25,316	26,447
	DVA (CIB)	126	-	-	-	126	(348)
	Change in valuation of an investment (CIB)	140	-	-	-	140	-
	Gain on sale in GTB (CIB)	57	-	-	-	57	-
	Valuation of legacy RMBS portfolio (CIB)	-	-	-	-	-	(76)
	Asset sale Equity S&T (CIB)	-	-	-	-	-	79
	Sal. Oppenheim workout (PCB)	-	172	-	-	172	409
	Gain from property sale in WM / Sal. Oppenheim (PCB)	-	40	-	-	40	-
	Gain from a property sale in PCB Germany (PCB)	-	156	-	-	156	-
	Gain from asset sale (PCB)	-	-	-	-	-	108
	Termination of legacy Trust Preferred Security (PCB)	-	-	-	-	-	(118)
	Insurance recovery related to a real-estate fund (AM)	-	-	-	-	-	52
	CTA realization / loss on sale (C&O)	-	-	-	-	-	(164)
	Own credit spreads (C&O)[1]	-	-	-	-	-	(164)
	Adjustment of cash flow hedge (C&O)	-	-	-	-	-	137
	Revenues excl. specific items	12,723	9,790	2,186	(73)	24,625	26,534
Noninterest expenses	Noninterest expenses	12,372	8,923	1,735	431	23,461	24,695
	Restructuring and severance	339	121	45	58	563	570
	Litigation provisions / (releases)	56	(51)	33	50	88	213
	Impairments	-	-	-	-	-	21
	Adjusted costs	11,976	8,853	1,657	324	22,810	23,891

(1) FY 2017 included own credit risk related valuation effects of the group's own debt measured at fair value while with the introduction of IFRS 9 in 2018 the own credit risk component is recorded in Other Comprehensive Income (OCI)

Adjusted costs[(1)] trends – Q4 2018

€ m, unless stated otherwise

	Q4 2018	Q4 2017	YoY abs	YoY in %	Q4 2017 ex FX[(2)]	YoY ex FX[(2)] abs	YoY ex FX[(2)] in %
Compensation and benefits[(3)]	2,824	3,348	(523)	(16)%	3,365	(541)	(16)%
IT costs	957	1,005	(48)	(5)%	1,009	(53)	(5)%
Professional service fees	389	503	(114)	(23)%	506	(117)	(23)%
Occupancy	411	504	(93)	(18)%	505	(94)	(19)%
Communication, data services, marketing	223	272	(49)	(18)%	274	(51)	(19)%
Other	580	699	(119)	(17)%	714	(134)	(19)%
Adjusted costs ex Bank levies	**5,384**	**6,330**	**(946)**	**(15)%**	**6,374**	**(990)**	**(16)%**
Bank levies[(4)]	38	71	(33)	(47)%	71	(33)	(47)%
Adjusted costs	**5,422**	**6,401**	**(979)**	**(15)%**	**6,445**	**(1,023)**	**(16)%**

(1) Total noninterest expenses were: Q4 2017: € 6,986m; Q4 2017 ex FX: € 7,028m; Q4 2018 € 5,642m
(2) To exclude the FX effects the prior quarter figures were recalculated using the corresponding current quarter's monthly FX rates
(3) Does not include severance of Q4 2017: € 31m; Q4 2017 ex FX: € 32m, Q4 2018: € 79m
(4) Includes deposit protection guarantee schemes of Q4 2017: € 60m; Q4 2017 ex FX: € 60m; Q4 2018: € 31m

Adjusted costs[1] trends – FY 2018

€ m, unless stated otherwise

	FY 2018	FY 2017	YoY abs	YoY in %	FY 2017 ex FX[2]	YoY ex FX[2] abs	YoY ex FX[2] in %
Compensation and benefits[3]	11,611	12,130	(519)	(4)%	11,965	(354)	(3)%
IT costs	3,822	3,816	6	0%	3,776	46	1%
Professional service fees	1,530	1,750	(220)	(13)%	1,723	(192)	(11)%
Occupancy	1,723	1,849	(126)	(7)%	1,825	(101)	(6)%
Communication, data services, marketing	914	995	(81)	(8)%	981	(67)	(7)%
Other	2,309	2,514	(205)	(8)%	2,509	(201)	(8)%
Adjusted costs ex Bank levies	**21,909**	**23,054**	**(1,145)**	**(5)%**	**22,778**	**(869)**	**(4)%**
Bank levies[4]	900	837	64	8%	834	66	8%
Adjusted costs	**22,810**	**23,891**	**(1,081)**	**(5)%**	**23,612**	**(803)**	**(3)%**

(1) Total noninterest expenses were: FY 2017: € 24,695m; FY 2017 ex FX: € 24,425m; FY 2018: € 23,461m
(2) To exclude the FX effects the prior year figures were recalculated using the corresponding current year's monthly FX rates
(3) Does not include severance of FY 2017: € 123m; FY 2017 ex FX: € 120m, FY 2018: € 203m
(4) Includes deposit protection guarantee schemes of FY 2017: € 241m; FY 2017 ex FX: € 239m; FY 2018: € 211m

Indicative regional currency mix Q4 2018

Net revenues



Other (1)
USD
GBP
EUR
20%
18%
0%
62%
8%
4%
0%
88%
6%
17%
12%
65%
14%
32%
1%
53%
CIB
PCB
AM
Group

Total noninterest expenses



Other (2)
USD
GBP
EUR
19%
27%
32%
21%
9%
4%
1%
86%
4%
27%
19%
50%
15%
16%
20%
49%
CIB
PCB
AM
Group

Note: Classification is based primarily on the currency of DB's Group office in which the Revenues and Noninterest expenses are recorded and therefore only provide an indicative approximation

(1) Primarily includes Indian Rupee (INR), Singapore Dollar (SGD) and Hong Kong Dollar (HKD)

(2) Primarily includes SGD, HKD and INR

Preliminary Additional Tier 1 (AT1) and dividend payment capacity

€ m

	2018 unaudited	2017	2016	Comments
Available Distributable Items	~1,100	397	514	Final ADI amount subject to additional build up of 340g reserves by approx. € 500m to € 1,750m. Remaining ADI supports dividend proposal in the magnitude of prior years
Tier 1 interest expense add-back(1)	~500	694	724	Adds back prior year interest expenses for legacy and CRR-compliant Additional Tier 1 instruments
AT1 payment capacity(2)	**~1,600**	**1,091**	**1,238**	Relevant for payment of CRR-compliant Additional Tier 1 instruments
Requirements for AT1 coupon payments	**(325)**	(315)	(331)	2018 estimated payment capacity almost 5x covers the € 325m of CRR-compliant AT1 coupons on 30 April 2019. Annual payments vary with prevailing FX rates
Other available reserves				
General reserves(3)	1,250	1,250	950	Typically available to absorb additional losses to support ADI, expected increase in reserve by € 500m subject to Management Board decision
Trading related special reserve(4)	1,476	1,476	1,476	Generally only available to neutralize net loss at year-end

Note: Payment capacity for Deutsche Bank's legacy and CRR-compliant Additional Tier 1 instruments is based on DB AG's HGB stand-alone accounts under German GAAP which differ from the group consolidated IFRS financial statements

(1) Unlike IFRS, German GAAP considers interest payments on both legacy and CRR-compliant Additional Tier 1 instruments as interest expenses which reduces the HGB Distributable Profit in the year recognized

(2) Payment test and payment requirements applicable for CRR-compliant Additional Tier 1 instruments only

(3) Fund for general banking risks according to section 340g of the German Commercial Code

(4) Trading related special reserve according to section 340e of the German Commercial Code

Loan book
€ bn



Under IAS 39
Under IFRS 9
Corporate & Investment Banking
Wealth Management
PCB (International)
PCB (Germany)
PCB (Exited)(1)
414
403
400
406
392
395
398
405
147
137
134
138
127
128
132
135
40
39
37
37
37
39
39
40
30
30
30
30
31
31
31
32
187
187
189
190
190
191
193
195
9
10
9
10
7
7
2
2
Q1 2017
Q2 2017
Q3 2017
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018

Note: Loan amounts are gross of allowances for loan losses. Net IFRS 9 reclassification impact on loan book as of Dec 31 2017 amounts to € (15)bn, primarily driven by € (14)bn relating to CIB and € (1)bn to Postbank

(1) Exited businesses includes operations in Poland for Q1, Q2, Q3 and Q4 2018; includes operations in Portugal and Poland for Q1 to Q4 2017

Loan book composition

IFRS 9 loans at amortized cost, 31 December 2018



Corporate & Investment Bank
Private & Commercial Bank
Global Transaction Bank
16%
Asset backed securities
5%
Leveraged finance
1%
CIB Other(4)
6%
CIB non-strategic
1%
Commercial Real Estate(3)
6%
PCB non-strategic(2)
1%
PCB other(1)
2%
International mortgages
4%
Consumer Finance
6%
Business Finance
7%
Wealth Management
10%
German mortgages
35%

- Well diversified, low-risk loan portfolio
  - 2/3rd of the loan portfolio is in PCB, mainly including German retail mortgages and Wealth Management
  - 1/3rd of the loan portfolio is in CIB,
    - around half are loans to Global Transaction Banking counterparties predominantly investment grade rated
    - The remainder comprises well-secured, mainly asset backed loans, commercial real estate loans and collateralized financing as well as relationship loans managed within a concentration risk framework
  - Deutsche Bank has high underwriting standards and a defined risk appetite across PCB and CIB portfolios

Note: Loan amounts are gross of allowances, results are not comparable vs previous quarters due to reclassification
(1) PCB other predominantly includes Postbank recourse CRE business and financial securities
(2) PCB non-strategic includes a FX-mortgage portfolio in Poland
(3) Commercial Real Estate Group in CIB and Postbank non-recourse CRE business
(4) CIB Other comprises CIB relationship loans, FIC (excl. ABS & CRE) and Equities (Collateralized financing)

Level 3 assets

€ bn, as of 31 December 2018

Assets (total: € 25bn)



Equity securities
Mortgage backed securities
1
1
Other
3
9
Derivative Assets
Debt securities
4
7
Loans

Movements in balances



26
6
(11)
0
22
11
(10)
1
25
31 Dec 2016
Purchases/ Issuance(1)
Sales/ Settle-ments
Other(2)
31 Dec 2017
Purchases/ Issuances(1)
Sales/ Settle-ments
Other(2)
31 Dec 2018

- Level 3 assets arise from the bank's activities in various markets, some of which are less liquid
- Level 3 assets are mainly booked in core businesses
- Level 3 classification is not an indicator of risk or asset quality, but rather an accounting indicator of valuation uncertainty due to lack of observability of at least one valuation parameter
- Variety of mitigants to valuation uncertainty:
  - Valuation techniques and pricing models maximize the use of relevant observable inputs
  - Exchange of collateral with derivative counterparties
  - Uncertain input often hedged – e.g. in Level 3 liabilities
  - Prudent valuation capital deductions[3] specific to Level 3 balances of ~€ 0.5bn
- Portfolio is not static as evidenced by significant inflows and outflows relative to the starting balances

(1) Issuances include cash amounts paid on the primary issuance of a loan to a borrower
(2) Transfers, mark-to-market, IFRS 9
(3) Additional value adjustments deducted from CET 1 capital pursuant to Article 34 of Regulation (EU) No. 575/2013 (CRR)

Provision for credit losses and stage 3 loans under IFRS 9

Provision for credit losses € m


Corporate & Investment Bank (CIB)
Private & Commercial Bank (PCB)
88
88
(3)
95
11
86
90
1
87
252
110
144
525
120
406

Provision for credit losses 2018 (% of loans)[1]	Q1	Q2	Q3	Q4	FY 2018
Group	0.09%	0.09%	0.09%	0.13%	0.13%
CIB	(0.01)%	0.01%	0.01%	0.09%	0.09%
PCB	0.13%	0.13%	0.13%	0.15%	0.15%

Stage 3 at amortised cost under IFRS9 € bn


Purchased or Originated Credit Impaired assets (POCI)
CIB (ex-POCI)
PCB (ex-POCI)
Group Stage 3 at amortized cost %[2]
2.5%
2.5%
2.4%
2.3%
9.7
1.9
3.2
4.7
10.0
2.1
3.2
4.7
9.7
1.8
2.8
5.0
9.4
2.0
2.4
5.0

Coverage ratio 2018[3]	Q1	Q2	Q3	Q4
Group	44%	44%	42%	44%
CIB	35%	34%	36%	37%
PCB	50%	51%	45%	47%

Note: Provisions for credit losses in the Corporate & Other and Asset Management segments are not shown on this chart but are included in the DB Group totals
(1) 2018 Year-to-date provision for credit losses annualized as % of loans at amortized cost (€ 405 bn as of Dec 31 2018)
(2) IFRS 9 stage 3 financial assets at amortized cost including POCI as % of loans at amortized cost (€ 405 bn as of Dec 31 2018)
(3) IFRS 9 stage 3 allowance for credit losses for financial assets at amortized cost excluding POCI divided by stage 3 financial assets at amortized cost excluding POCI

Net interest income sensitivity

€ bn, hypothetical +100bps parallel shift impact

First year



0.8
0.9
1.7
PCB
CIB
Group

		PCB	CIB	Group
EUR	> 3M	0.3	0.1	0.4
EUR	≤ 3M	0.5	0.6	1.1
USD	> 3M	0.0	0.0	0.1
USD	≤ 3M	0.0	0.1	0.1

Second year



0.9
1.0
1.9
PCB
CIB
Group

		PCB	CIB	Group
EUR	> 3M	0.6	0.1	0.7
EUR	≤ 3M	0.4	0.6	1.0
USD	> 3M	0.0	0.1	0.1
USD	≤ 3M	0.0	0.1	0.1

Note: All estimates are based on a static balance sheet, excluding trading positions & Asset Management, and at constant exchange rates. The parallel yield curve shift by +100 basis points assumes an immediate increase of all interest rate tenors and no additional management action. Figures do not include Mark-to-Market / Other Comprehensive Income effects on centrally managed positions not eligible for hedge accounting

Leverage exposure and Risk-weighted assets

CRD4, fully loaded, € bn

Leverage exposure

Risk-weighted assets



350
350
1,305
1,273
Trading assets
155
153
42
Derivatives(1)
185
184
25
Lending
395
401
104
Lending commitments(2)
98
99
39
Reverse repo / securities borrowed
103
103
9
Cash and deposits with banks
210
197
2
Other
158
136
37
92
Operational Risk RWA
92
Market Risk RWA
38
CVA
8
Credit Risk RWA
213
30 Sep 2018
31 Dec 2018
31 Dec 2018
31 Dec 2018

(1) Excludes any related market risk RWA which has been fully allocated to non-derivatives trading assets
(2) Includes contingent liabilities

Value at Risk (VaR)

€ m, unless stated otherwise, DB Group, 99%, 1 day



Average VaR
Stressed VaR(1)
€ 1.4bn
Sales & Trading revenues
€ 1.2bn
140
120
100
80
60
40
20
0
∅25
∅28
∅26
∅25
∅30
∅67
∅87
∅81
∅74
∅95
Q4 2017
Q1 2018
Q2 2018
Q3 2018
Q4 2018

(1) Stressed Value-at-Risk is calculated on the same portfolio as VaR but uses historical market data from a period of significant financial stress (i.e. characterized by high volatilities and extreme price movements)

Non-strategic legacy assets in CIB
€ bn

Risk weighted assets excluding operational risk


(32)%
10
7
31 Dec 2017
31 Dec 2018

Leverage exposure


(30)%
35
25
31 Dec 2017
31 Dec 2018

Background

- Non-strategic portfolio created to facilitate the run-down of residual ex-CIB assets from Non-Core Operations Unit and also other inventory not consistent with the current CIB strategy

2018 Performance

- Risk weighted assets were reduced by almost a third, driven mainly by Shipping portfolio sales
- Leverage exposure also reduced by almost a third, driven mainly by run off and compression in the single name credit default swap portfolio
- Portfolio now primarily contains legacy derivatives inventory in Rates and Credit
- 2018 Revenues net of provisions for credit losses were a gain of € 30m, mainly driven by releases of provisions for loan losses (€ 68m), mostly in Shipping
- Portfolio roll off expected to generate additional reductions in balances in coming years, but likely at a slower rate than in 2017 and 2018

Reconciliation of AM reported segment to DWS standalone

€ m, unless stated otherwise

	AM reported Q4 2018	Perimeter adjustments: Sold & discontinued business[1]	Perimeter adjustments: Other perimeter adjustments[2]	DWS reported Q4 2018
Revenues	514	0	35	549
Noninterest expenses	(427)	14	(4)	(417)
Noncontrolling interests	(27)	0	27	0
Profit before tax	59	14	59	132
AuM (€bn)	664	0	(2)	662
Employees[3] (#)	4,024	0	(581)	3,443

	AM reported Q4 2017	Perimeter adjustments: Sold & discontinued business[1]	Perimeter adjustments: Other perimeter adjustments[2]	DWS reported Q4 2017
Revenues	621	(21)	6	607
Noninterest expenses	(508)	12	26	(470)
Noncontrolling interests	(0)	0	0	0
Profit before tax	113	(9)	32	136
AuM (€bn)	702	(2)	0	700
Employees[3] (#)	4,013	(29)	(82)	3,901

Note: Q4 2018 based on consolidated basis, whereas Q4 2017 is based on combined basis for DWS

(1) Sold and discontinued business includes the sale of DB Private Equity GmbH, Luxembourg-based Sal. Oppenheim asset servicing business, the US Private Equity Access Fund platform and Abbey Life

(2) Other perimeter adjustments include adjustments for treasury allocations, IPO related separation costs and adjustments due to differences in accounting for DWS and AM segment

(3) Full-time equivalents

Reconciliation of AM reported segment to DWS standalone

€ m, unless stated otherwise

	AM reported FY 2018	Perimeter adjustments: Sold & discontinued business[1]	Perimeter adjustments: Other perimeter adjustments[2]	DWS reported FY 2018
Revenues	2,186	3	70	2,259
Noninterest expenses	(1,735)	39	20	(1,676)
Noncontrolling interests	(85)	0	85	0
Profit before tax	367	42	173	583
AuM (€bn)	664	0	(2)	662
Employees[3] (#)	4,024	0	(581)	3,443

	AM reported FY 2017	Perimeter adjustments: Sold & discontinued business[1]	Perimeter adjustments: Other perimeter adjustments[2]	DWS reported FY 2017
Revenues	2,532	(60)	38	2,509
Noninterest expenses	(1,799)	51	22	(1,725)
Noncontrolling interests	(1)	0	1	0
Profit before tax	732	(9)	60	783
AuM (€bn)	702	(2)	0	700
Employees[3] (#)	4,013	(29)	(82)	3,901

Note: FY 2018 based on consolidated basis, whereas FY 2017 is based on combined basis for DWS

(1) Sold and discontinued business includes the sale of DB Private Equity GmbH, Luxembourg-based Sal. Oppenheim asset servicing business, the US Private Equity Access Fund platform and Abbey Life

(2) Other perimeter adjustments include adjustments for treasury allocations, IPO related separation costs and adjustments due to differences in accounting for DWS and AM segment

(3) Full-time equivalents

Assets under Management / Client Assets – PCB

€ bn

	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018
Assets under Management	**508**	**504**	**505**	**506**	**497**	**503**	**499**	**474**
Assets under Administration [1]	198	201	206	217	217	220	220	223
Client Assets	**706**	**705**	**711**	**722**	**715**	**723**	**719**	**696**
Private and Commercial Business (Germany)	**316**	**320**	**325**	**332**	**329**	**333**	**338**	**334**
Private and Commercial Business (International)	**78**	**78**	**78**	**78**	**78**	**78**	**78**	**75**
Wealth Management (Global)	**304**	**299**	**300**	**304**	**299**	**303**	**295**	**283**
Exited businesses	**8**	**8**	**8**	**8**	**9**	**8**	**8**	**4**
Breakdown of Assets under Management	**508**	**504**	**505**	**506**	**497**	**503**	**499**	**474**
Private and Commercial Business (Germany)	**222**	**222**	**223**	**224**	**220**	**221**	**222**	**215**
therein: Deposits [2]	114	115	114	114	114	114	114	115
therein: Investment Products [3]	108	107	109	110	107	107	108	99
Private and Commercial Business (International)	**62**	**61**	**61**	**61**	**60**	**60**	**60**	**57**
therein: Deposits [2]	10	10	10	10	10	10	10	10
therein: Investment Products [3]	52	52	51	51	51	50	50	47
Wealth Management (Global)	**219**	**215**	**215**	**214**	**211**	**216**	**211**	**199**
by product:								
Deposits [2]	51	53	53	54	55	55	53	52
Investment Products [3]	168	162	162	161	155	160	159	146
by region: [4]								
Americas	34	31	30	30	29	30	30	26
Asia-Pacific	48	47	48	49	49	51	49	49
EMEA ex GY	48	48	47	45	43	42	40	38
Germany	89	90	91	90	90	93	91	86
Exited businesses	**6**	**6**	**6**	**6**	**6**	**6**	**6**	**3**
Net flows - Assets under Management	**2.2**	**2.6**	**(0.2)**	**(0.2)**	**1.5**	**0.7**	**(3.3)**	**(0.6)**
Private and Commercial Business (Germany)	**1.0**	**1.3**	**0.1**	**0.7**	**0.8**	**0.3**	**(0.1)**	**1.5**
therein: Deposits [2,5]	0.6	1.1	(0.7)	(0.1)	(0.5)	0.4	(0.3)	1.7
therein: Investment Products [3,5]	0.4	0.2	0.8	0.8	1.2	(0.1)	0.3	(0.2)
Private and Commercial Business (International)	**(0.3)**	**0.2**	**(0.2)**	**(0.1)**	**0.6**	**(0.3)**	**0.2**	**(0.5)**
therein: Deposits [2,5]	(0.2)	0.3	(0.0)	(0.2)	(0.0)	0.1	0.4	0.1
therein: Investment Products [3,5]	(0.2)	(0.1)	(0.2)	0.1	0.7	(0.4)	(0.2)	(0.6)
Wealth Management (Global)	**1.3**	**0.9**	**(0.3)**	**(0.8)**	**(0.0)**	**0.6**	**(3.4)**	**(1.6)**
therein: Deposits [2,5]	4.3	3.3	1.0	0.9	2.2	(1.1)	(2.7)	(0.1)
therein: Investment Products [3,5]	(3.1)	(2.4)	(1.3)	(1.7)	(2.3)	1.7	(0.7)	(1.5)
Exited businesses	**0.3**	**0.2**	**0.2**	**0.0**	**0.1**	**(0.0)**	**0.0**	**0.0**

(1) Assets under Administration include assets over which DB provides non investment services such as custody, risk management, administration and reporting as well as current accounts / non-investment deposits

(2) Deposits are considered assets under management if they serve investment purposes. In Private and Commercial Businesses, this includes all time deposits and savings deposits. In Wealth Management, it is assumed that all customer deposits are held with us primarily for investment purposes; Wealth Management deposits under discretionary and wealth advisory mandate type were reported as Investment products

(3) Investment Products also include Insurances

(4) Regional view is based on a client view

(5) Net flows as reported also include shifts between asset classes

Employees
Full-time equivalents

	31 Dec 2018	31 Dec 2017	YoY Δ		30 Sep 2018	30 Jun 2018	31 Mar 2018
			Absolute	Of which disposals			
CIB	16,373	17,687	(1,314)	(129)	16,461	16,565	17,508
PCB	41,706	43,951	(2,244)	(1,449)	43,471	43,619	43,790
AM	4,024	4,013	11	(25)	4,025	4,020	4,049
C&O	29,634	31,884	(2,250)	(283)	30,760	31,223	31,784
Group	91,737	97,535	(5,797)	(1,886)	94,717	95,429	97,130

Cautionary statements

The figures in this presentation are preliminary and unaudited. Our Annual Report 2018 and SEC Form 20-F are scheduled to be published on 22 March 2019.

This presentation contains forward-looking statements. Forward-looking statements are statements that are not historical facts; they include statements about our beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which we derive a substantial portion of our revenues and in which we hold a substantial portion of our assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of our strategic initiatives, the reliability of our risk management policies, procedures and methods, and other risks referenced in our filings with the U.S. Securities and Exchange Commission. Such factors are described in detail in our SEC Form 20-F of 16 March 2018 under the heading "Risk Factors." Copies of this document are readily available upon request or can be downloaded from www.db.com/ir.

This presentation also contains non-IFRS financial measures. For a reconciliation to directly comparable figures reported under IFRS, to the extent such reconciliation is not provided in this presentation, refer to the Q4 2018 Financial Data Supplement, which is accompanying this presentation and available at www.db.com/ir.